Registration No. 333-43571
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

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                                HESS CORPORATION
             (Exact name of Registrant as specified in its charter)

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       Delaware             1185 Avenue of the Americas        13-4921002
    (State or other             New York, NY 10036          (I.R.S. Employer
   jurisdiction of)            (Address of principal       Identification No.)
     incorporation              executive offices)
    or organization

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            Hess Corporation Savings and Stock Bonus Plan for Retail
                              Operations Employees
                              (Full Title of Plan)

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                           J. Barclay Collins II, Esq.
                            Executive Vice President
                               and General Counsel
                                Hess Corporation
                           1185 Avenue of the Americas
                               New York, NY 10036
                                 (212) 997-8500
                      (Name, address and telephone number,
                   including area code, of agent for service)

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                                   Copies to:
                                Kevin Keogh, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                               Tel: (212) 819-8200
                               Fax: (212) 354-8113

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                                EXPLANATORY NOTE

     Hess Corporation (the "Registrant"), is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on December 31, 1997 (File No. 333-43571) (the "Prior Registration Statement"), with respect to shares of the Registrant's common stock, par value $1.00 per share (the "Common Stock"), thereby registered for offer or sale pursuant to the Hess Corporation Savings and Stock Bonus Plan for Retail Operations Employees (the "Prior Plan"). The Registrant has since merged the Prior Plan into the Hess Corporation Employees' Savings Plan (the "Corporate Savings Plan"). No future awards will be made under the Prior Plan. As of June 20, 2007, 1,800,000 shares (the "Carried-Over Shares") of Common Stock remained available for offer and sale under this Prior Registration Statement. The Carried-Over Shares are hereby deregistered.

     Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a Post-Effective Amendment No. 1 to the Form S-8 Registration Statement, filed on December 31, 1997 (File No. 333-43571), to register for offer and sale the Carried-Over Shares under the Corporate Savings Plan (the "Amended Registration Statement").

     In accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8, the Post-Effective Amendment No. 1 is hereby filed (i) to reallocate the Carried-Over Shares from the Prior Plan to the Corporate Savings Plan and (ii) to carry over the registration fees paid for the Carried-Over Shares from the Prior Registration Statement to the Amended Registration Statement.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 20th day of June, 2007.

                                           HESS CORPORATION


                                           By /s/ J. Barclay Collins II, Esq.
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                                              Name:  J. Barclay Collins II, Esq.
                                              Title: Executive Vice President
                                                     and General Counsel